Exhibit 99.1

SandRidge Permian Trust Announces Quarterly Distribution and Distribution of Net Asset Sale Proceeds in August 2021

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas July 30, 2021 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) today announced a distribution of approximately $9.5 million, or $0.182 per unit. This amount reflects (a) the distribution for the three-month period ended June 30, 2021 (which primarily relates to production attributable to the Trust’s royalty interests from March 1, 2021 to May 31, 2021) of approximately $0.4 million, (b) approximately $3.5 million (reflecting payments to the Trust of approximately $0.3 million and approximately $3.2 million) representing payment in full of the remaining unpaid portion of the amount Avalon Energy, LLC (“Avalon”) owed to the Trust relating to the three-month period ended March 31, 2020 (which primarily related to production attributable to the Trust’s royalty interests from December 1, 2019 to February 29, 2020 (the “May 2020 Quarterly Payment”), including accrued interest, and (c) the approximately $5.6 million of net proceeds received from the sale of the Trust’s assets to Montare Resources I, LLC (“Montare”) on June 18, 2021. The distribution is expected to occur on or before August 27, 2021 to holders of record as of the close of business on August 13, 2021.

As the Trust sold its remaining assets to Montare effective July 1, 2021, there will be no further income received by the Trust from oil and gas production. Cash reserves remaining after the distribution on or before August 27, 2021 will be used by the Trustee to complete the winding up process of the Trust, which includes the preparation and filing of a Form 10-Q for the period ended June 30, 2021, the filing of a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister the Trust as a reporting company, notification to the OTC Markets Group of the Trust’s deregistration with the SEC and notice to stop trading of the Trust’s common units, and preparation and issuance of Forms K-1 for all holders of Common Units. If any cash reserves remain following the payment of the Trust’s estimated remaining expenses and liabilities, the Trustee will make a final distribution to unitholders of such amount. The Trust will remain in existence until the winding up process is completed, after which the Trustee will file a certificate of cancellation with the Secretary of State of the State of Delaware.

The Trust owned Royalty Interests in oil and natural gas properties and was entitled to receive proceeds from the sale of production attributable to the Royalty Interests up to June 1, 2021.  As described in the Trust’s filings with the SEC, the amount of the quarterly distributions fluctuated from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and natural gas liquids prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

During the three-month production period ended May 31, 2021, combined sales volumes were slightly higher than the previous period. In addition there was a material increase in the average price of oil during the production period as compared to the three-month production period ended February 28, 2021.

Volumes, average prices and distributable income available to unitholders for the three-month period ended June 30, 2021 are presented below (dollars in thousands, except average prices and per unit):

Sales Volumes
Oil (MBbl)	12
Natural Gas Liquids (MBbl)	1
Natural Gas (MMcf)	4
Combined (MBoe)	14
Average Price
Oil (per Bbl)	$61.48
Natural Gas Liquids (per Bbl)	$27.35
Natural Gas (per Mcf)	$2.17
Natural Gas (per Mcf) including impact of post-production expenses	$1.91
Royalty income	$797
Expenses	(417)
Distributable income	380
Company Distribution Amount(1)	368
Payment of May 2020 Quarterly Payment(2)	3,160
Proceeds from sale of Trust assets	6,000
Expenses of sale of Trust assets	(375)
Distributable income available to unitholders	$9,533
Distributable income per unit (52,500,000 units issued and outstanding)	$0.182

(1)	Represents the deposit of Avalon’s portion of the May 2021 distribution to Trust unitholders, pursuant to the Repayment Agreement dated as of March 1, 2021 between Avalon and the Trust.

(2)	Represents the payment by Montare of the remaining unpaid portion of the missed May 2020 Quarterly Payment, together with accrued interest, as disclosed in the Trust’s Current Report on Form 8-K dated June 18, 2021.

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at a 30% rate unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the sale of such Trust units. The TCJA also requires a transferee of Trust units to withhold 10% of the amount realized on the sale or exchange of such units (generally, the purchase price) unless the transferor certifies that it is not a non-resident alien individual or foreign corporation or another exception is available. Pursuant to final Treasury Regulations issued on October 7, 2020, this new withholding obligation will become applicable to transfers of units in publicly traded partnerships such as the Trust (which is classified as a partnership for federal and state income tax purposes) occurring on or after January 1, 2022.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of this provision. These forward-looking statements include the amount and date of any anticipated distribution to unitholders; the amount and date of any future distributions to unitholders of the Trust; expectations regarding the timing of the winding up of the Trust, including the cancellation of the Trust units; and statements regarding the possibility of future distributions to unitholders during the winding up period. Statements made in this press release are qualified by the cautionary statements made above. Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555